Exhibit 99.2

WCA Waste Corporation Announces Final Results

of its Tender Offer and Consent Solicitation

Houston, Texas, March 23, 2012—WCA Waste Corporation (Nasdaq: WCAA) (“WCA”) today announced the expiration and final results of the previously announced tender offer relating to any and all of its outstanding 7 1/2% Senior Notes due 2019 (the “Notes”) pursuant to its Offer to Purchase and Consent Solicitation Statement dated February 6, 2012.

On March 23, 2012, WCA accepted all Notes validly tendered and not withdrawn as of 5:00 p.m. New York City time, on March 22, 2012 (the “Expiration Date”). Upon acceptance of the tendered Notes, the previously executed supplemental indenture and amendment to the registration rights agreement related to the Notes became effective. As of the Expiration Date, holders of $171,950,000 principal amount or approximately 98.26% of the outstanding aggregate principal amount of the Notes had validly tendered and not validly withdrawn their Notes.

Holders of the Notes who validly tendered their Notes on or prior to 5:00 p.m. New York City Time on February 17, 2012 (the “Consent Time”) will receive consideration equal to $1,012.50 per $1,000 principal amount of the Notes tendered, plus any accrued and unpaid interest on the Notes up to, but not including, the settlement date of March 23, 2012. Holders of the Notes who validly tendered their Notes after the Consent Time but on or prior to the Expiration Date will receive consideration equal to $1,000 per $1,000 principal amount of the Notes tendered, plus any accrued and unpaid interest on the Notes up to, but not including, the settlement date of March 23, 2012.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The tender offer will only be made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent.

Holders may obtain copies of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent from the Information Agent and Depositary for the tender offer, Global Bondholder Services Corporation, at (212) 430-3774 (collect, for banks and brokers only) and (866) 804-2200 (toll free).

Credit Suisse Securities (USA) LLC was the Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) and (212) 538-2147 (collect).

None of WCA, the Dealer Manager and Solicitation Agent, the Information Agent, the Depositary, the trustee with respect to the Notes or any other person makes any recommendation as to whether holders of Notes should tender their Notes or provide the related consents, and no one has been authorized to make such a recommendation.

About WCA

WCA Waste Corporation is an integrated company engaged in the collection, transportation, processing and disposal of non-hazardous solid waste. WCA’s operations currently consist of 22 landfills, 24 transfer stations/material recovery facilities and 25 collection operations located throughout Alabama, Arkansas, Colorado, Florida, Kansas, Massachusetts, Missouri, New Mexico, Ohio, Oklahoma, Tennessee and Texas.

Media and Investor Relations Contact:

Michael A. Roy

Vice President & General Counsel